                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                Commission File Number 001-09478

                           NOTIFICATION OF LATE FILING

(Check  [ ] Form 10-K  [ ] Form 11-K  [ ] Form 20-F [X] Form 10-Q [ ] Form N-SAR
One):
For Period Ended:                 September 30, 2004
                 ---------------------------------------------------------------

[   ]   Transition Report on Form 10-K   [   ]   Transition Report on Form 10-Q
[   ]   Transition Report on Form 20-F   [   ]   Transition Report on Form N-SAR
[   ]   Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

     Read attached  instruction  sheet before  preparing  form.  Please print or type.

     Nothing in this form shall be  construed to imply that the  Commission  has verified any information contained herein.

     If the  notification  relates  to a portion of the  filing  checked  above, identify the item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant       WATER CHEF, INC.
                       ---------------------------------------------------------

Former name if applicable
                         -------------------------------------------------------

Address of principal executive office    1007 Glen Cove Avenue, Suite 1
(Street and number)                   ------------------------------------------

City, state and zip code          Glen Head, New York 11545
                        --------------------------------------------------------

                                     PART II
                             RULE 12b-25(b) AND (c)

     If the subject  report could not be filed  without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check appropriate box.)

[X]  (a)   The reasons  described in reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]  (b)   The subject annual report,  semi-annual report,  transition report on
     Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th  calendar day  following  the  prescribed  due date; or the subject  quarterly  report or  transition  report on Form 10-Q,  or portion thereof  will be filed on or before the fifth  calendar day  following  the prescribed due date; and

[  ] (c)   The  accountant's   statement  or  other  exhibit  required  by  Rule
     12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in  reasonable  detail the reasons why Form 10-K,  11-K,  20-F,
10-Q,  N-SAR or the transition  report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The  Registrant  was unable to file the Form 10-QSB for the  quarter  ended
September 30, 2004 (the "Report") without  unreasonable effort or expense due to the  related  delays  in  gathering  information  for  inclusion  in the  Report associated therewith

                                     PART IV
                               OTHER INFORMATION

     (1) Name and  telephone  number  of  person  to  contact  in regard to this notification

  David Conway                           (516)                         656-0059
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    (Name)                            (Area Code)             (Telephone number)

     (2) Have all other periodic  reports  required under Section 13 or 15(d) of the Securities  Exchange Act of 1934 or Section 30 of the Investment Company Act
of 1940  during the  preceding  12 months or for such  shorter  period  that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).
                                                                  [X] Yes [ ] No

     (3) Is it anticipated that any significant  change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                   [ ]Yes [X] No

     If so: attach an explanation of the anticipated  change,  both  narratively and  quantitatively,  and, if  appropriate,  state the reasons why a  reasonable estimate of the results cannot be made.

                                 WATER CHEF, INC
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                  (Name of Registrant as Specified in Charter)

Has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date  November 15, 2004                      /s/ David Conway
     ------------------------         --------------------------------
                                      Name:  David Conway
                                      Title: President, Chief Executive Officer
                                             and Chief Financial Officer

              Instruction. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed  beneath the  signature.  If the statement is signed on behalf of the registrant by an  authorized  representative  (other than an  executive  officer), evidence  of the  representative's  authority  to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

         Intentional  misstatements  or  omissions  of fact  constitute  Federal criminal violations. (See 18 U.S.C. 1001).